TOUCHSTONE STRATEGIC TRUST

AMENDMENT TO

RESTATED AGREEMENT

AND DECLARATION OF TRUST

October 5, 2023

The undersigned, being a majority of the Trustees of Touchstone Strategic Trust (the "Trust"), acting pursuant to Sections 4.1 and 7.3 of the Trust's Restated Agreement and Declaration of Trust, dated May 19, 1993, as amended (the "Declaration"), hereby adopt the following resolutions:

WHEREAS, at a Meeting of the Board of Trustees of the Trust on May 18, 2023, the Board of Trustees considered and approved a Plan of Liquidation (the "Plan") between the Trust and Touchstone Advisors, Inc., for the Touchstone Sands Capital International Growth Fund (the "Fund), a series of the Trust, which (i) designated that the liquidation and termination of the Fund would occur on or about September 6, 2023; and (ii) authorized distributing the Fund's remaining assets to shareholders in accordance with the provisions of the Plan, after paying and discharging all of the Fund's debts and liabilities, including establishing appropriate reserves for such accounts; and

WHEREAS, the Fund was liquidated and terminated on September 6, 2023 in accordance with the Plan; and

WHEREAS, as of the date hereof, there are no shares outstanding of the Touchstone Sands Capital International Growth Fund.

RESOLVED, that pursuant Section 4.1 of the Declaration, the Shares of the Touchstone Sands Capital International Growth Fund, and the establishment and designation thereof, are hereby abolished; and

FURTHER RESOLVED, that Section 4.2 of the Declaration is hereby amended to remove the Touchstone Sands Capital International Growth Fund as a Series of the Trust; and

FURTHER RESOLVED, that pursuant to Section 4.1 of the Declaration, this instrument shall have the status of an amendment to the Declaration (the "Amendment"), and this Amendment shall be effective as of the date first written above; and

FURTHER RESOLVED, that following execution of this Amendment the proper officers of the Trust be, and they hereby are, authorized to file or cause to be filed the Amendment with the Office of the Secretary of the Commonwealth of Massachusetts and the Clerk of the City of Boston; and

FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized to take any and all actions and steps, to approve, authorize, execute, and make any and all filings, and to execute any and all documents and instruments, as they or any one of them in their sole discretion deem necessary and appropriate to carry out the foregoing.

Capitalized terms used but not defined in this Amendment have the meanings otherwise assigned to them in the Declaration.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this Amendment as of the date first written above.

/s/Karen Carnahan	/s/Sally J. Staley
Karen Carnahan	Sally J. Staley
/s/William C. Gale	/s/Kevin A. Robie
William C. Gale	Kevin A. Robie
/s/Susan M. King	/s/William H. Zimmer III
Susan M. King	William H. Zimmer III
/s/Jill T. McGruder	/s/E. Blake Moore, Jr.
Jill T. McGruder	E. Blake Moore, Jr.

[Amendment to Amended and Restated Agreement and Declaration of Trust –

Abolish Touchstone Sands Capital International Growth Fund]